Exhibit 10.4

HUMBL Completes Stock Purchase Agreement with Ybyra Capital and Sale of its Assets for $20,000,000 to WSCG, Inc.

San Diego, CA - December 3, 2024 - HUMBL, Inc. (OTC: HMBL) is pleased to announce a two-step transaction that includes HUMBL, Inc. and two other partners to be filed as a Form 14C step-transaction.

The first phase of the step-transaction involves a stock purchase agreement between HUMBL and Ybyra Capital S.A. (B3: YBRA4). Ybyra is an established public company in Brazil known for its expertise in real estate, hospitality, port operations, mining, and commodity sectors, with over $1 billion in assets under management.

HUMBL, Inc. has purchased a subsidiary of Ybyra: FinCapital. Ybyra has already contributed $20,000,000 in physical assets to the balance sheet of FinCapital, which will appear on the consolidated financials of HUMBL, Inc. as a result of this transaction. In keeping with this strategy, Ybyra intends to move additional assets onto the HUMBL, Inc. (FinCapital) balance sheet and begin operating the public company immediately.

The focus of FinCapital will be on improved balance sheet fundamentals, revenue and profitability metrics, and establishing improved liquidity pathways between the U.S. and Latin America. Thiago Moura, Chairman and CEO of Ybyra, will assume the role of Chairman and CEO of the HUMBL, Inc. public company. Brian Foote will remain on the Board of Directors to ensure transition continuity and provide U.S. introductions to key service providers and business partners.

In the second phase of the transaction, HUMBL, Inc. successfully completed the sale of the HUMBL brand and related technology assets for $20,000,000 in stock and cash to WSCG, Inc., a private real estate and blockchain firm based in Salt Lake City, Utah.

WSCG, Inc. is guided by a team of experienced real estate professionals with over $1.5 billion in real estate development and management expertise in the Mountain West region.

WSCG will focus on the convergence of real estate and blockchain tokenization by integrating HUMBL’s intellectual property and technology assets. This includes a core focus on the HUMBL Wallet, HUMBL.com blockchain tokenization and the BLOCK ETXs by HUMBL Financial.

WSCG has already secured several real estate commitments for blockchain tokenization in the Mountain West, with plans to do so through the HUMBL Wallet and the HUMBL.com platform.

HUMBL’s public shareholders will maintain ongoing investment exposure to the HUMBL assets through HUMBL Inc.’s equity stake in the WSCG private company.

“This transaction ensures the survival of HUMBL’s intellectual property and core technologies, along with ongoing investment exposure for HUMBL Inc.’s shareholders via its equity stake in the private company WSCG, Inc.,” said Brian Foote, outgoing CEO of HUMBL. “At the same time, the transaction delivers a strong Latin American asset holder into the public company. We believe that this transaction will deliver value to HUMBL shareholders on both sides of the public and private company ledger.”

“Ybyra has significant assets, resources and access in Brazil and Latin America, which we can capitalize on faster by building stronger liquidity and access to the North American capital markets,” said Thiago Moura, CEO and Chairman of Ybyra and the incoming CEO and Chairman of HUMBL, Inc. “We believe our strong focus on placing real assets onto the balance sheet, along with revenue and profitability metrics, will deliver value to HUMBL’s powerful shareholder base and move us on to the next steps of uplisting or M+A onto a major national exchange.”

Ybyra will also serve as a significant technology client of WSCG, Inc., utilizing the HUMBL Wallet, HUMBL.com blockchain tokenization, and the BLOCK ETXs by HUMBL Financial, for the blockchain tokenization of real estate and other physical assets in their portfolio.

For more information regarding the specifics of each transaction, please see HUMBL’s Form 8-K filed with the SEC.

About HUMBL

HUMBL is a Web 3 technology platform, developed for the digital blockchain economy. The company offers core product lines such as the HUMBL Wallet and HUMBL.com, as well as white-label commercial services in areas such as government wallets, ticketing and more. To learn more, visit: www.HUMBL.com

About Ybyra

Ybyrá Capital S.A. (YBRA4) is a Brazilian publicly traded investment holding company with more than 26 years of experience and over $1 billion dollars in assets under management. The company operates in the following sectors: commodities trading, energy, agricultural market, mining, offshore logistics, port terminal, real estate, financial industry and RD&I. To learn more, visit: Ybyra LP - Investor Relations

About WSCG, Inc.

WSCG, Inc. is a hybrid real estate and blockchain technology company in Salt Lake City, Utah, with expertise in real estate development, management, and blockchain tokenization.

Investor Relations

Investor Relations

Carolina Pestana Coelho

Ri@ybyracapital.com.br

+55 (21) 2430-5971

Safe Harbor Statement

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